Exhibit 4.6

AMENDMENT NUMBER TWO

TO THE

SAVINGS PLAN FOR SUBSIDIARIES OF SUNCOKE ENERGY, INC.

This Amendment Number Two (“Amendment”) to the Savings Plan for Subsidiaries of SunCoke Energy, Inc. (the “Plan”), is adopted by the Committee designated by SunCoke Energy, Inc. (the “Company”), and is effective as of January 1, 2012, unless otherwise set forth below.

WHEREAS, the Company maintains the Plan for the benefit of certain eligible employees; and

WHEREAS, pursuant to Section 12.01 of the Plan, the Company has the right to amend the Plan; and

WHEREAS, pursuant to Sections 11.03(c)(10) and 12.01(b) of the Plan, the Committee has the power to make amendments that do not materially increase the costs associated with the Plan; and

WHEREAS, the Committee desires to amend the Plan (i) so that the Schedule applicable to Gateway Energy and Coke Company, LLC is consistent with the terms of the applicable collective bargaining agreement, which the Company previously approved; (ii) to provide for the transfer of assets between the Plan and the SunCoke Profit Sharing and Retirement Plan, in certain circumstances; and (iii) to clarify the vesting schedule applicable to Dominion Coal Corporation.

NOW, THEREFORE, BE IT RESOLVED, that the Plan is hereby amended as follows:

FIRST CHANGE

Effective January 1, 2011, Article 4 is amended by adding a Section 4.08 that shall read as follows:

“4.08 Transfer of Assets.

(a)	With respect to any Participant who was previously a participant in the SunCoke Profit Sharing and Retirement Plan (“Profit Sharing Plan”) and subsequently becomes a Participant in this Plan, the Plan Administrator may direct the Trustee to accept a transfer of the Participant’s assets (including any outstanding loan(s)) from the Profit Sharing Plan.

(b)	With respect to any Participant who ceases to actively participate in this Plan and subsequently becomes a participant in the Profit Sharing Plan, the Plan Administrator may direct the Trustee to transfer the Participant’s Plan assets (including any outstanding loan(s)) to the Profit Sharing Plan, provided the Profit Sharing Plan’s trustee will accept the transfer.”

SECOND CHANGE

Appendix A is amended to read as follows:

“PARTICIPATING EMPLOYERS

Participating Employer	Effective Date of Affiliation
Dominion Coal Corporation	September 1, 2005
Haverhill North Coke Company	January 1, 2005
Gateway Energy and Coke Company, LLC (a/k/a Granite City)	February 1, 2010”

THIRD CHANGE

Effective January 1, 2011, the provisions under Section E of Schedule A are replaced with the following:

“(a)	Any Participant who terminates Employment for any reason other than Retirement shall be vested in his Profit Sharing Contribution Account and Employer Matching Contribution Account pursuant to the following vesting schedule:

Years of Vesting Service	Vested Percentage
Less than 2 Years	0%
2 Years	20%
3 Years	40%
4 Years	80%
5 Years or More	100%

Effective January 1, 2011, the vesting schedule in this subparagraph (a) shall apply only to those Participants that were not Employees of the Participating Employer as of December 31, 2010 (and who were not rehired by the Participating Employer after such date).

(b)	Effective January 1, 2011, any Participant (i) who was an Employee of the Participating Employer on January 1, 2011 (or who was not an Employee on such date but was/is later rehired by the Participating Employer) and (ii) who terminates Employment for any reason other than Retirement on or after January 1, 2011 shall be vested in his Profit Sharing Contribution Account and Employer Matching Contribution Account pursuant to the following vesting schedule:

Years of Vesting Service	Vested Percentage
Less than 3 Years	0%
3 Years or More	100%

Notwithstanding anything herein to the contrary, the vesting schedule in this subparagraph (b) shall not have the effect of reducing any Participant’s vested benefit as of December 31, 2010.

(c)	Notwithstanding the forgoing schedules in subparagraphs (a) and (b), any Participant who terminates Employment by reason of death shall immediately become 100% vested in his or her Profit Sharing Contribution Account and Employer Matching Contribution Account.

(d)	Notwithstanding the foregoing schedules in subparagraphs (a) and (b), pursuant to Section 13.11(d) of the Main Plan Document, Safe Harbor Contributions shall be 100% vested upon contribution to the Plan.”

FOURTH CHANGE

The definition of “Compensation” in Schedule C shall be amended to include the following language at the end of subparagraph (a):

“Notwithstanding the foregoing, Compensation shall not include all of the following items (even if includible in gross income): reimbursements or other expense allowances, fringe benefits (cash and noncash), moving expenses, deferred compensation, and welfare benefits.”

FIFTH CHANGE

The definition of “Eligible Employee” in Schedule C shall be amended to read as follows:

“Eligible Employee. Only Employees of the Participating Employer who are covered by a collective bargaining agreement, which provides for such Employee’s participation in the Plan, shall be Eligible Employees.”

SIXTH CHANGE

The definition of “Entry Date” in Schedule C shall be amended to read as follows:

“Entry Date. As soon as administratively feasible upon the Participant meeting the service requirements set forth in this Schedule.”

SEVENTH CHANGE

The definition of “Participating Employer” in Schedule C is amended to read as follows:

“Participating Employer. For purposes of this Schedule C, the Participating Employer is Granite City.”

EIGHTH CHANGE

The provisions under Section B of Schedule C are replaced with the following:

“An Employee of the Participating Employer who is not eligible to participate in the Plan on January 1, 2012 shall become a Participant in the Plan on the first Entry Date following (i) the date the Eligible Employee has completed one (1) Hour of Service or (ii) the date the Employee becomes an Eligible Employee, whichever is later.”

NINTH CHANGE

The provisions under Section C of Schedule C are replaced with the following:

“At the end of each payroll period, the Employer will make an Employer Matching Contribution to the Plan. The Employer Matching Contribution shall be equal to 100% of the Participant’s Pre~Tax Contributions and Catch-Up Contributions for the payroll period, with such Employer Matching Contribution not to exceed 5% of the Participant’s Compensation for such payroll period.”

TENTH CHANGE

The provisions under Section E of Schedule C are replaced with the following:

“(a)	Any Participant who terminates Employment for any reason other than Retirement shall be vested in his Profit Sharing Contribution Account and Employer Matching Contribution Account pursuant to the following vesting schedule:

Years of Vesting Service	Vested Percentage
Less than 2 Years	0%
2 Years	20%
3 Years	40%
4 Years	80%
5 Years or More	100%

Effective January 1, 2012, the vesting schedule in this subparagraph (a) shall apply only to those Participants that were not Employees of the Participating Employer as of December 31, 2011 (and who were not rehired by the Participating Employer after such date).

(b)	Effective January 1, 2012, any Participant (i) who is an Employee of the Participating Employer on January 1, 2012 (or who is not an Employee on such date but is later rehired by the Participating Employer) and (ii) who terminates Employment for any reason other than Retirement on or after January 1, 2012 shall be vested in his Profit Sharing Contribution Account and Employer Matching Contribution Account pursuant to the following vesting schedule:

Years of Vesting Service	Vested Percentage
Less than 3 Years	0%
3 Years or More	100%

Notwithstanding anything herein to the contrary, the vesting schedule in this subparagraph (b) shall not have the effect of reducing any Participant’s vested benefit as of December 31,2011.

(c)	Notwithstanding the forgoing schedules in subparagraphs (a) and (b), any Participant who terminates Employment by reason of death shall immediately become 100% vested in his or her Profit Sharing Contribution Account and Employer Matching Contribution Account.

(d)	Notwithstanding the foregoing schedules in subparagraphs (a) and (b), pursuant to Section 13.11(d) of the Main Plan Document, Safe Harbor Contributions shall be 100% vested upon contribution to the Plan.”

ELEVENTH CHANGE

The provisions under Section G of Schedule C are replaced with the following:

“In accordance with Article 10 of the Main Plan Document, a Participant employed by the Participating Employer may take a loan from the Plan.”

TWELFTH CHANGE

Schedule C is amended to add the following Section H:

“Section H: Safe Harbor Provision

Section 13.11 of the Main Plan Document shall apply to the Participating Employer and its Eligible Employees.”

THIRTEENTH CHANGE

The provisions under Section G of Schedule A are replaced with the following:

“In accordance with Article 10 of the Main Plan Document, a Participant employed by the Participating Employer may take a loan from the Plan.”

IN WITNESS WHEREOF, the Committee has caused this Amendment to the Plan to be executed on the date shown below, but effective as of the respective effective date(s) set forth above.

SUNCOKE ENERGY, INC.

By: /s/Gary Yeaw
Title: VICE PRESIDENT-HUMAN RESOURCES
Date: 11/20/11